UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[X]           Soliciting Material Under §240.14a-12

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Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)
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Audley European Opportunities Fund Ltd.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
_____________________________________________________________________________

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PRESS RELEASE

On March 11, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL URGES STOCKHOLDERS TO TAKE NO ACTION
REGARDING WALTER ENERGY’S PROXY MATERIALS

Board Level Change is Urgently Needed

Audley Capital’s Five Highly-Qualified Director Nominees Will Bring
Needed Experience and Accountability

New York, March 11, 2013 – Audley Capital Advisors LLP (“Audley Capital”) today urged stockholders of Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) not to take any action in response to the Company’s proxy materials for the Annual Meeting of Stockholders on April 25, 2013.  In addition, Audley Capital urges stockholders not to sign or return any WHITE proxy card that they may receive with the Company's proxy materials.

Audley Capital will soon be sending stockholders a definitive proxy statement and a GOLD proxy card.

Julian Treger, Managing Partner of Audley Capital, said, “We are working to benefit all Walter Energy stockholders and firmly maintain that our Board nominees are the ideal candidates to implement initiatives that will create lasting value at Walter Energy.  We continue to believe that there is substantial value that is not currently reflected in Walter Energy’s share price due to the financial and operational performance of the current Board and management.  Supporting the current slate proposed by the Company's Board will only enable the Board and management to continue to lead the Company down a path that has cost stockholders dearly.  We believe stockholders will be much better served by Audley Capital's slate of highly-qualified and experienced nominees.”

Audley Capital’s director nominees include individuals with extensive experience in the metallurgical coal industry on an international basis and possess the skills required to manage multi-jurisdictional coal operations and their financing. The nominees are:

Mr. Eddie Scholtz (59)

Mr. Eddie Scholtz has over 40 years of experience in the mining industry, primarily in South America and Africa. During his career he spent 37 years with BHP Billiton, where he held a variety of positions, including Managing Director of Ingwe Collieries, BHP Billiton's wholly-owned South African coal business, now known as BHP Billiton Energy Coal South Africa. In this role Mr. Scholtz oversaw one of the largest coal businesses in the world. More recently Mr. Scholtz was also Managing Director for BHP Billiton's bauxite and alumina operations in Suriname in South America and was formerly Chief Operating Officer for TSX-listed CIC Energy Corp, which was acquired by Jindal Steel and Power Limited in 2012, and was formerly President and CEO of TSX-listed Talon Metals Corp.

Mr. Scholtz has undertaken management development studies at London Business School, University of South Africa (UNISA), and University of Cape Town's Graduate Business School.

Mr. Mark Lochtenberg (52)

Formerly the co-head of Glencore International AG’s worldwide coal division, Mr. Mark Lochtenberg spent 13 years at Glencore’s commodity trading concern, overseeing a range of trading activities including the purchase and aggregation of the coal project portfolio that would later become Xstrata Coal. Previously, Mr. Lochtenberg had established a coal “swaps” market for Bain Refco (Deutsche Bank) after having served as coal marketing manager for Peko Wallsend Limited. He is also a director of Australian Transport and Energy Corridor Limited (“ATEC”) and an alternate director of Surat Basin Rail Pty Ltd. Mr. Lochtenberg is currently the Executive Chairman and a founding executive director of ASX-listed Cockatoo Coal Limited.

Mr. Lochtenberg graduated with a Bachelor of Law (Hons) degree from Liverpool University, U.K.

Mr. Robert Stan (59)

Mr. Robert Stan has been involved in the Canadian coal industry since 1979, during which time he has developed an extensive knowledge of the international coal industry and markets. He has held senior management positions with several Canadian mining companies, including Fording Coal Limited, Westar Mining Ltd, Teck Corporation and Smoky River Coal Limited (SRCL). Mr. Stan was appointed a director of Grande Cache Coal Corporation in July 2000, President in February 2001 and Chief Executive Officer in September 2002. Grande Cache Coal was sold for C$1 billion in 2011 to Hong Kong-listed Winsway Coking Coal and Japanese trading house Marubeni Corporation. Prior to February 2001, Mr. Stan was Vice-President of Westpine Inc., a privately held mining investment company, and prior to March 2000 was Vice-President, Marketing and Business Development of SRCL.

Mr. Stan received a Bachelor of Commerce from the University of Saskatchewan.

Mr. Lawrence Clark, Jr. (41)

Mr. Larry Clark recently became President and Chief Executive Officer of JW Resources, Inc., a private operator of thermal coal assets in Central Appalachia, and serves as Managing Member of BalanTrove Management, LLC, a corporate advisory business catering to small and middle market resource and energy companies.  Prior to founding BalanTrove in early 2011, Mr. Clark was a Managing Director and Director of Investments of Harbinger Capital Partners LLC from 2002 to 2011 where he was responsible for investments in metals, mining, industrials, and retail companies, among other sectors. Prior to joining Harbinger, from 2001 to 2002, Mr. Clark was a Distressed Debt and Special Situations Research Analyst at Satellite Asset Management, L.P., where he covered financially stressed and distressed industrial, cyclical, and energy companies. He has actively participated in numerous financial restructurings in official and unofficial capacities.

Mr. Clark received an MBA from New York University's Stern School of Business in 1998, and a B.S.B.A. in Finance from Villanova University in 1993.

Mr. Julian Treger (50)

Mr. Julian Treger is one of the most experienced activists in the mining space. Most notably Mr. Treger was the driving force behind the rescue of Western Coal from near bankruptcy in 2007, the restructuring of its management and board, the implementation of its growth plan and its ultimate sale to Walter Energy. He called on Western Coal’s management to engage with potential acquirers to consider a sale of the business in 2010 when the stock was trading in the range of C$4.00 to C$5.00 per share. The company was eventually sold to Walter Energy in 2010 for C$11.50 per share. Mr. Treger also helped uncover significant value at UK Coal, a UK-listed coal miner, in 2006. He has subsequently been active in a number of coal investments in Australia, Canada and South Africa. Through related entities, Mr. Treger also acts as an advisor to the Audley family of funds, which are shareholders in Walter Energy. Prior to starting Audley, he co-founded the Active Value Funds which pioneered activism in Europe.

Mr. Treger received an AB (Hons) from Harvard College in 1984 and a MBA from Harvard Business School in 1988.

About Audley Capital Advisors LLP

Founded in 2005 and incorporated in England and Wales, Audley Capital Advisors LLP provides investment advice and services in connection with investment strategies including hedge funds, private equity funds and co-investment vehicles. The firm advises with respect to a series of products including: The Audley European Opportunities Fund, an event driven/activist hedge fund that focuses primarily on small and mid cap European equities; The Audley Natural Resources Fund, a global metals and mining hedge fund; and The Audley Japan Opportunities Fund, a multi strategy Japanese hedge fund that combines high conviction Japanese macro investment ideas with a traditional long short large cap equity portfolio.

Additional Information

In addition to the director nominees named above, participants in the prospective proxy solicitation may be deemed to include Audley European Opportunities Master Fund Limited (“AEOMF”), Audley Natural Resources Master Fund (“ANRMF”), Audley Capital Management Limited (“ACML”), Audley Investment Management Limited (“AIML”), and Audley Capital Advisors LLP (“Audley Capital”), as well as Nage Capital Management AG (which provides certain investment advisory services to AIML) and its chief executive officer, Lucio Genovese.  As of March 11, 2013, AEOMF beneficially owns 1,000 shares of the Company’s common stock, ANRMF beneficially owns 80,000 shares of the Company’s common stock (including 20,000 shares subject to presently exercisable call options) and has sold put options with respect to 20,000 shares of the Company’s common stock, Lawrence Clark, Jr. beneficially owns 22,500 shares of the Company’s common stock (including 12,500 shares subject to presently exercisable call options), and Lucio Genovese beneficially owns 50,000 shares of the Company's common stock subject to presently exercisable call options and has sold put options with respect to 50,000 shares of the Company's common stock.  Mr. Treger may be deemed to have a beneficial interest in 15,000 shares of the Company's common stock beneficially owned by a trust of which Mr. Treger and members of his family are beneficiaries.  Each person named herein disclaims beneficial ownership of any shares owned by any other person so named.  ACML (as the manager of AEOMF), AIML (as the manager of ANRMF), and Audley Capital (which provides certain investment advisory services to ACML and AIML) receive management or advisory fees which may directly or indirectly include a performance element based on the investment performance of AEOMF and/or ANRMF, and Mr. Treger (as managing partner of Audley Capital) participates in such fees received by Audley Capital.  (In addition, certain trusts of which Mr. Treger and members of his family are beneficiaries have an equity interest in ACML and AIML, and in AEOMF and ANRMF.)  Further information regarding the director nominees and other persons who may be deemed participants, and other matters, will be set forth in a proxy statement to be filed with the Securities and Exchange Commission (“SEC”).  SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL INCLUDE IMPORTANT INFORMATION.  THE PROXY STATEMENT IS EXPECTED TO BE SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:
Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:
Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080